Exhibit 4.6

SECOND AMENDMENT TO AMENDED AND RESTATED
CREDIT AND GUARANTY AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT (this “Amendment”) is entered into as of August 18, 2017 by and among HERE TO SERVE – MISSOURI WASTE DIVISION, LLC, a Missouri limited liability company (“HTS MWD”), HERE TO SERVE – GEORGIA WASTE DIVISION, LLC, a Georgia limited liability company (“HTS GWD”), MERIDIAN WASTE OPERATIONS, INC., a New York corporation (“Operations”), MERIDIAN LAND COMPANY, LLC, a Georgia limited liability company (“MLC”), CHRISTIAN DISPOSAL, LLC, a Missouri limited liability company (“Christian Disposal”), FWCD, LLC, a Missouri limited liability company (“FWCD”), THE CFS GROUP, LLC, a Virginia limited liability company (“CFS”), THE CFS GROUP DISPOSAL & RECYCLING SERVICES, LLC, a Virginia limited liability company (“CFS Disposal”), RWG5, LLC, a Virginia limited liability company (“RWG5”), MERIDIAN WASTE MISSOURI, LLC, a Missouri limited liability company (“Meridian Missouri”), and MERIDIAN INNOVATIONS, LLC, a Georgia limited liability company (“Innovations”, and together with HTS MWD, HTS GWD, Operations, MLC, Christian Disposal, FWCD, CFS, CFS Disposal, RWG5, and Meridian Missouri, the “Companies” and each, a “Company”), MERIDIAN WASTE SOLUTIONS, INC., a New York corporation (“Holdings”), certain subsidiaries of Holdings party hereto, the Lenders party hereto and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), Collateral Agent and Lead Arranger.

RECITALS

A.      The Companies, Holdings, Lenders and Administrative Agent are parties to that certain Amended and Restated Credit and Guaranty Agreement, dated as of February 15, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Companies;

B.       The Companies have requested that the Lenders amend certain provisions of the Credit Agreement and waive certain Events of Default, and, subject to the terms and conditions hereof, the Lenders executing this Amendment are willing to do so; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and intending to be legally bound, the parties hereto agree as follows:

A.     RESTRUCTURING

The Lenders previously made Tranche A Term Loans to the Companies in an aggregate initial principal amount equal to $65,500,000 and Tranche B Term Loans to the Companies in an aggregate initial principal amount equal to $8,600,000. As of the date hereof, prior to giving effect to the restructuring contemplated by this Section A, the aggregate outstanding principal amount of the Tranche A Term Loans is equal to $65,500,000 and the aggregate outstanding principal amount of the Tranche B Term Loans is equal to $8,600,000. On the date hereof, a portion of outstanding Tranche A Term Loans in a principal amount equal to $6,000,000 is hereby converted into Tranche B Term Loans. On the date hereof, after giving effect to the conversion of Tranche A Term Loans effected by the preceding sentence, the aggregate outstanding principal amount of the Tranche A Term Loans is equal to $59,500,000 and the aggregate outstanding principal amount of the Tranche B Term Loans is equal to $14,971,434.63. The Companies acknowledge and agree that, after giving effect to the restructuring contemplated by this paragraph, they remain jointly and severally liable to repay the restructured Tranche A Term Loans and restructured Tranche B Term Loans in accordance with the terms of the Credit Agreement as amended hereby.

B.     AMENDMENTS

1.       Section 1.1 of the Credit Agreement is amended by adding the following new definitions in alphabetical order:

“Mobile Science” means MOBILE SCIENCE TECHNOLOGIES, INC., a Georgia corporation.

“Second Amendment” means that certain Second Amendment to Amended and Restated Credit and Guaranty Agreement, dated as of the Second Amendment Effective Date, by and among the Administrative Agent, Holdings and the Companies.

“Second Amendment Effective Date” means August 18, 2017.

2.       Section 2.10 of the Credit Agreement is amended by inserting the following new Section 2.10(f) at the end thereof:

(f) In addition to the foregoing fees, on August 31, 2017, the Credit Parties shall pay the Administrative Agent an amendment fee in an amount equal to $100,000.

3.       Section 6.8 of the Credit Agreement is amended by replacing Sections 6.8(b) and 6.8(e) in their entirety with the following:

(b) Leverage Ratio. Holdings shall not permit the Leverage Ratio as of any date below, as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2017, to be less than the correlative ratio indicated:

Fiscal Quarter	Leverage Ratio
March 31, 2017	6.50:1.00
June 30, 2017	6.50:1.00
September 30, 2017	6.50:1.00
December 31, 2017	6.25:1.00
March 31, 2018	5.50:1.00
June 30, 2018	5.25:1.00
September 30, 2018	5.00:1.00
December 31, 2018	4.75:1.00
March 31, 2019	4.75:1.00
June 30, 2019	4.50:1.00
September 30, 2019	4.50:1.00
December 31, 2019	4.25:1.00
March 31, 2020	4.25:1.00
June 30, 2020	4.25:1.00
September 30, 2020 and each Fiscal Quarter ending thereafter	4.25:1.00

(e) Maximum Consolidated Corporate Overhead. Holdings shall not permit Consolidated Corporate Overhead to exceed $3,750,000 in any period of twelve consecutive fiscal months.

2

4.       Section 6 of the Credit Agreement is amended by inserting the following new Section 6.22:

6.22. Mobile Science. Notwithstanding anything to the contrary herein, no Credit Party shall make any Investment in or to Mobile Science, sell, dispose or otherwise transfer any asset to Mobile Science, guarantee any Indebtedness of Mobile Science or otherwise provide any cash, property or other value to Mobile Science except that the Credit Parties may transfer cash or other assets to Mobile Science or make Investments in Mobile Science in an aggregate amount not to exceed $50,000 in the aggregate in any Fiscal Year.

5.       Schedule 5.15 to the Credit Agreement is amended by inserting the following new items at the end thereof:

Mobile Science: On or prior to August 31, 2017 (or such later date consented to by the Administrative Agent in writing), the Credit Parties shall have (x) caused Mobile Science Technologies, Inc., a Georgia corporation, to join the Credit Agreement and other Credit Documents as a Credit Party and to satisfy the requirements of Section 5.10 of the Credit Agreement and (y) entered into an amendment to the Credit Agreement, in form and substance satisfactory to the Administrative Agent, to limit investment in, and transfers of assets to, Mobile Science Technologies, Inc. by the other Credit Parties.

Resolutions and Corporate Authorizations: On or prior to August 31, 2017 (or such later date consented to by the Administrative Agent in writing), the Credit Parties shall have delivered to the Administrative Agent (A) sufficient copies of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Lender; (B) signature and incumbency certificates of the officers of such Person executing the Second Amendment; (C) resolutions of the Board of Directors or similar governing body of each Credit Party ratifying the execution, delivery and performance of the Second Amendment, certified as of such date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (D) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation, each dated a recent prior date.

3

C.     WAIVERS

At your request, the Administrative Agent and Lenders hereby waive the Events of Default that have occurred and are continuing under Section 8.1(c) of the Credit Agreement due to (a) the failure of (x) Mobile Science to satisfy the requirements of Section 5.10 of the Credit Agreement concurrently with becoming a Credit Party and (y) the acquisition of Mobile Science to be permitted under Section 6.9 of the Credit Agreement, (b) Holdings’ failure to deliver financial statements for the month ending May 31, 2017 on or prior to the date required under Section 5.1(a) of the Credit Agreement, (c) the failure of the Credit Parties to satisfy the requirements of paragraph 1 of Section C of that certain First Amendment to Amended and Restated Credit and Guaranty Agreement, dated as of April 28, 2017, by and among the Administrative Agent, Holdings and the Companies by June 30, 2017, (d) Holdings’ failure to maintain Consolidated Liquidity of at least $1,000,000 as of May 31, 2017 and other dates prior to the date hereof, (e) the Credit Parties’ failure, as of March 31, 2017 and June 30, 2017, to have a Leverage Ratio below the maximum levels permitted under Section 6.8(b) as of such dates, and (f) the Credit Parties failure, with respect to the period of twelve consecutive fiscal months ending on June 30, 2017, to have Consolidated Corporate Overhead below the maximum level permitted under Section 6.8(e).

D.     ADDITIONAL AGREEMENT OF THE CREDIT PARTIES

1.       Each Credit Party hereby (i) reaffirms all of its obligations owing to the Administrative Agent and Lenders under each Credit Document, and (ii) covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all obligations under Credit Agreement, as amended hereby, and the other Credit Documents.

2.       As of July 31, 2017, the Credit Parties shall cause the Leverage Ratio as of such date to be less than the Leverage Multiple as of such date (in each case determined based on Consolidated Total Debt (excluding the Subordinated Debt and the Tranche B Term Loans) as of July 31, 2017 and Consolidated Adjusted EBITDA for the period of twelve consecutive fiscal months ending on the later of (a) the last day of the most recently ended month for which financial statements have been delivered and (b) [June 30], 2017). If the Credit Parties fail to satisfy the requirement in this paragraph, it shall constitute an immediate Event of Default under the Credit Agreement. This Section D(2) amends, supersedes and replaces paragraph 1 of Section C of that of that certain First Amendment to Amended and Restated Credit and Guaranty Agreement, dated as of April 28, 2017, by and among the Administrative Agent, Holdings and the Companies.

3.       As of July 31, 2017, the Credit Parties shall not permit the ratio of (i) total Indebtedness for Holdings and its Subsidiaries as of July 31, 2017 (excluding the Subordinated Debt) to (ii) Consolidated Adjusted EBITDA for the period of twelve consecutive fiscal months ending on the later of (a) the last day of the most recently ended month for which financial statements have been delivered and (b) [June 30], 2017, to be greater than [6.50]:1.00. If the Credit Parties fail to satisfy the requirement in this paragraph, it shall constitute an immediate Event of Default under the Credit Agreement. This Section D(3) amends, supersedes and replaces paragraph 2 of Section C of that of that certain First Amendment to Amended and Restated Credit and Guaranty Agreement, dated as of April 28, 2017, by and among the Administrative Agent, Holdings and the Companies.

4

E.     CONDITIONS TO EFFECTIVENESS

Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, the Credit Parties shall have no rights under this Amendment, until Administrative Agent shall have received each of the following:

(i)        reimbursement or payment of its costs and expenses incurred in connection with this Amendment or the Credit Agreement (including reasonable fees, charges and disbursements of counsel to Administrative Agent) to the extent invoiced prior to the date hereof; and

(ii)       executed counterparts to this Amendment from each Company, each other Credit Party, and each of the Lenders.

F.     REPRESENTATIONS

To induce the Lenders and Administrative Agent to enter into this Amendment, each Credit Party hereby represents and warrants to the Lenders and the Administrative Agent that:

1.       The execution, delivery and performance by such Credit Party of this Amendment (a) are within each Credit Party’s corporate or limited liability company power; (b) have been duly authorized by all necessary corporate, limited liability company and/or shareholder action, as applicable; (c) are not in contravention of any provision of any Credit Party’s certificate of incorporation or formation, or bylaws or other organizational documents; (d) do not violate any law or regulation, or any order or decree of any Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which any Credit Party or any of its Subsidiaries is a party or by which any Credit Party or any such Subsidiary or any of their respective property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of any Credit Party or any of its Subsidiaries; and (g) do not require the consent or approval of any Governmental Authority or any other person;

2.       This Amendment has been duly executed and delivered for the benefit of or on behalf of each Credit Party and constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general; and

5

3.       After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects, and no Default or Event of Default has occurred and is continuing as of the date hereof.

G.     OTHER AGREEMENTS

1.       Continuing Effectiveness of Credit Documents. As amended hereby, all terms of the Credit Agreement and the other Credit Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Credit Parties party thereto and each Credit Party reaffirms and ratifies all terms of the Credit Agreement, as amended hereby, and other Credit Documents. To the extent any terms and conditions in any of the other Credit Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby. Upon the effectiveness of this Amendment such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby.

2.       Reaffirmation of Guaranty. Each Guarantor consents to the execution and delivery by the Companies of this Amendment and the consummation of the transactions described herein, and ratifies and confirms the terms of the Guaranty to which such Guarantor is a party with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder. Each Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of any Company to the Lenders or any other obligation of any Company, or any actions now or hereafter taken by the Lenders with respect to any obligation of any Company, the Guaranty to which such Guarantor is a party (i) is and shall continue to be a primary obligation of such Guarantor, (ii) is and shall continue to be an absolute, unconditional, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of any Guarantor under the Guaranty to which such Guarantor is a party.

3.       Acknowledgment of Perfection of Security Interest. Each Credit Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to Administrative Agent and the Lenders under the Credit Agreement and the other Credit Documents are in full force and effect, are properly perfected to the extent required under the Collateral Documents and are enforceable in accordance with the terms of the Credit Agreement and the other Credit Documents.

4.       Effect of Agreement. Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Credit Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Credit Parties to the Lenders and Administrative Agent. Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Credit Document for all purposes of the Credit Agreement.

6

5.       Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

6.       No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement and the other Credit Documents or an accord and satisfaction in regard thereto.

7.       Costs and Expenses. The Companies agree to pay on demand all costs and expenses of Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for Administrative Agent with respect thereto.

8.       Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission, electronic transmission (including delivery of an executed counterpart in .pdf format) shall be as effective as delivery of a manually executed counterpart hereof.

9.       Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns. No third party beneficiaries are intended in connection with this Amendment.

10.       Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

11.       Release. Each Credit Party hereby releases, acquits, and forever discharges Administrative Agent and each of the Lenders, and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of Administrative Agent and the Lenders, from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including reasonable attorneys’ fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which such Credit Party may have or claim to have now or which may hereafter arise out of or connected with any act of commission or omission of Administrative Agent or the Lenders existing or occurring prior to the date of this Amendment or any instrument executed prior to the date of this Amendment including, without limitation, any claims, liabilities or obligations arising with respect to the Credit Agreement or the other of the Credit Documents, other than claims, liabilities or obligations caused by such indemnitee’s own gross negligence or willful misconduct. The provisions of this paragraph shall be binding upon each Credit Party and shall inure to the benefit of Administrative Agent, the Lenders, and their respective heirs, executors, administrators, successors and assigns.

[remainder of page intentionally left blank]

7

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

HERE TO SERVE – MISSOURI WASTE DIVISION, LLC

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

MERIDIAN WASTE SOLUTIONS, INC.

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Chief Executive Officer

HERE TO SERVE – GEORGIA WASTE DIVISION, LLC

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

MERIDIAN WASTE OPERATIONS, INC.

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: President

MERIDIAN LAND COMPANY, LLC

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

CHRISTIAN DISPOSAL, LLC

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

FWCD, LLC

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

[Signature Page to Second Amendment to Credit and Guaranty Agreement]

THE CFS GROUP, LLC

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

THE CFS GROUP DISPOSAL & RECYCLING SERVICES, LLC

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

RWG5, LLC

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

MERIDIAN WASTE MISSOURI, LLC

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

MERIDIAN INNOVATIONS, LLC

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

GOLDMAN SACHS SPECIALTY LENDING GROUP, LP, as Administrative Agent

By:	/s/ Justin Betzen
Name: Justin Betzen
Title: Senior Vice President

GOLDMAN SACHS SPECIALTY LENDING HOLDINGS, INC., as a Lender

By:	/s/ Justin Betzen
Name: Justin Betzen
Title: Senior Vice President

[Signature Page to Second Amendment to Amended and Restated Credit and Guaranty Agreement]